Exhibit 4.1

CACHE, INC.

2008 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1           Establishment and Effective Date.   Cache, Inc., a Florida corporation (the “Corporation”), hereby establishes a stock incentive plan to be known as the “Cache, Inc. 2008 Stock Option and Performance and Incentive Plan” (the “Plan”).  The plan shall become effective as of July 1, 2008, subject to the approval of the Corporation’s stockholders at the 2009 Annual Meeting of Stockholders.  In the event that such stockholder approval is not obtained, any awards made hereunder shall be cancelled and all rights of employees and directors with respect to such awards shall thereupon cease.  Upon approval by the Board of Directors of the Corporation (the “Board”) and the Board’s Compensation and Plan Administration Committee (the “Committee”), awards may be made as provided herein.

1.2           Purpose.   The purpose of the Plan is to encourage and enable key employees and directors (subject to such requirements as may be prescribed by the Committee) of the Corporation and its subsidiaries to acquire a proprietary interest in the Corporation through the ownership of the Corporation’s common stock, par value $.01 per share (“Common Stock”), and other rights with respect to the Common Stock.  Such ownership will provide such employees and directors with a more direct stake in the future welfare of the Corporation and encourage them to remain with the Corporation and its subsidiaries.  It is also expected that the Plan will encourage qualified persons to seek and accept employment with the Corporation and its subsidiaries and to become and remain directors of the Corporation.

ARTICLE 2

AWARDS

2.1           Form of Awards .  Awards under the Plan may be granted in any one or all of the following forms: (i) incentive stock options (“Incentive Stock Options”) meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) non-qualified stock options (“Non-qualified Stock Options”) (unless otherwise indicated, references in the Plan to “Options” shall include both Incentive Stock Options and Non-qualified Stock Options); (iii) stock appreciation rights (“Stock Appreciation Rights”), as described in Article 6 hereof, which may be awarded either in tandem with Options (“Tandem Stock Appreciation Rights”) or on a stand-alone basis (“Nontandem Stock Appreciation Rights”); (iv) shares of Common Stock which are restricted as provided in Article 9 hereof (“Restricted Shares”); (v) units representing shares of Common Stock, as described in Article 10 hereof (“Performance Shares”); (vi) units which do not represent shares of Common Stock but which may be paid in the form of Common Stock, as described in Article 11 hereof  (“Performance Units”); and (vii) shares of Common Stock that are not subject to any conditions to vesting (“Unrestricted Shares”).

2.2           Maximum Shares Available.   The maximum aggregate number of shares of Common Stock available to be awarded under the Plan is 800,000 (subject to adjustment pursuant to Article 14 hereof), which represents the sum of 279,368 shares of Common Stock plus 520,632 shares of Common Stock otherwise available to be awarded under the Corporation’s 2003 Stock Option and Performance Incentive Plan as of the effective date of the Plan.  Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Corporation.  In the event that prior to the end of the period during which Options may be granted under the Plan, any Options or any Nontandem Stock Appreciation Rights under the Plan expires unexercised or is terminated, surrendered or cancelled (other than in connection with the exercise of Stock Appreciation Rights) without being exercised in whole or in part for any reason, or any Restricted Shares, Performance Shares or Performance Units are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then such shares or units shall be available for subsequent awards under the Plan, upon such terms as the Committee may determine.

ARTICLE 3

ADMINISTRATION

3.1           Committee.   Awards shall be determined, and the Plan shall be administered by the Committee as appointed from time to time by the Board, which Committee shall consist solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”), and “outside directors” within the meaning of Section 162(m) of the Code (or regulations promulgated thereunder).

3.2           Powers of the Committee.   Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of  shares of Common Stock  to be covered by each Option and any performance objectives or vesting standards applicable to each Option; (ii) to designate Options as Incentive Stock Options or Non-qualified Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights, (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant Restricted Shares and to determine the terms of the restricted period and other conditions and restrictions applicable to such shares; (v) to grant Performance Shares and Performance Units and to determine the performance objectives, performance periods and other conditions applicable to such shares or units; (vi) to grant Unrestricted Shares; and (vii) to determine the employees and directors to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares shall be granted.

3.3           Delegation.   The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation would cause the Plan to fail to comply with the “disinterested administration” rules under Section 16 of the Act or any awards to fail to satisfy the performance-based exception under Section 162(m) of the Code.  The Committee may also employ attorneys, consultants, accountants, or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

3.4           Interpretations.   The Committee shall have the sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary and advisable for the administration of the Plan.  All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Corporation, all employees and directors who have received awards under the Plan and all other interested persons.

3.5           Liability; Indemnification.   No member of the Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation, or determination, to the extent permitted by applicable law and to the extent provided in the Corporation’s Articles of Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Corporation.

ARTICLE 4

ELIGIBILITY

Awards may be made to all employees and directors of the Corporation or any of its subsidiaries (subject to such requirements as may be prescribed by the Committee).  In determining the key employees and directors to whom awards shall be granted and the number to be covered by each award, the Committee shall take into account the nature of the services rendered by such employees and directors, their present and potential contributions to the success of the Corporation and its Subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant.

As used herein, the term “Subsidiary” shall mean any present or future corporation, partnership or joint venture in which the Corporation owns, directly or indirectly, 40% or more of the economic interests.  Notwithstanding the foregoing, only employees of the Corporation and any present or future corporation which is or may be a “subsidiary corporation” of the Corporation (as such term is defined in Section 424 (f) of the Code) shall be eligible to receive Incentive Stock Options.

ARTICLE 5

STOCK OPTIONS

5.1           Grant of Options.   Options may be granted under the plan for the purchase of shares of Common Stock.  Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine.

5.2           Designation as Non-qualified Stock Option or Incentive Stock Option.   In connection with any grants of Options, the Committee shall designate in the written agreement required pursuant to Article 16 hereof whether the Options granted shall be Incentive Stock Options or Non-qualified Stock Options, or in the case both are granted, the number of shares of each.

5.3           Option price.   The purchase price per share under each Option shall be specified by the Committee, but in no event shall it be less than the greater of 100% of the Market Price on the date the Option is granted or the par value of the Common Stock ($.01).  In the case of an Incentive Stock Option granted to an employee owning (actually or constructively under Section 424(d) of the Code), more than 10% of the total combined voting power of all classes of stock of the Corporation or of a subsidiary (a “10% Stockholder”), the option price shall not be less than 110% of the Market Price of the Common Stock on the date of grant.

The Market Price of the Common Stock on any day shall be determined as follows: (i) if the Common Stock is listed on a national securities exchange, the Market Price on any day shall be the closing price reported on the consolidated trading listing for such day; or (ii) if the Common Stock is not listed on a national stock exchange, the Market Price on any day shall be the average of the high bid and low asked prices reported by the National Quotation

Bureau, Inc. for such day.  In no event shall the Market Price of a share of Common Stock subject to an Incentive Stock Option be less than the fair market value as determined for purposes of Section 422(b)(4) of the Code.

The Option price so determined shall also be applicable in connection with the exercise of Tandem Stock Appreciation Rights granted with respect to such Option.

5.4           Limitation on Amount of Incentive Stock Options.   In the case of Incentive Stock Options, the aggregate Market Price (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Corporation and any Subsidiary) shall not exceed $100,000.

5.5           Limitation on Time of Grant.   No grant of an Incentive Stock Option shall be made under the Plan more than ten (10) years after the date the Plan is approved by stockholders of the Corporation.

5.6           Exercise and Payment.   Options may be exercised in whole or in part.  Common Stock purchased upon the exercise of Options shall be paid for at the time of purchase.  Such payments shall be made in cash or, in the discretion of the Committee, (i) through the delivery of shares of Common Stock already owned by the optionee, (ii) having the Corporation withhold from shares of Common Stock otherwise deliverable to the optionee, (iii) installment payments under the optionee’s promissory note, (iv) a combination of any of the foregoing, in accordance with procedures to be established by the Committee.  Any shares so delivered shall be valued at their Market Price on the date of exercise.  Upon receipt of notice of exercise and payment in accordance with procedures to be established by the Committee, the Corporation or its agent shall deliver to the person exercising the Option (or his or her designee) a certificate for such shares.  The Committee in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with the Plan, lend money to an optionee to exercise all or a portion of an Option granted hereunder.  If the exercise price is paid in whole or part with an optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares of Common Stock that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the then applicable federal rate (within the meaning of Section 1274 of the Code) for debt instruments with a term equal to the term of the note, and (iv) contain such other terms as the Committee in its sole discretion shall require.

5.7           Term.   The term of each Option granted hereunder shall be determined by the Committee; provided, however, that, notwithstanding any other provision of the Plan, in no event shall an Incentive Stock Option be exercisable after ten (10) years from the date it is granted, or in the case of an Incentive Stock Option granted to a 10% Stockholder, five (5) years from the date it is granted.

5.8           Rights as a Stockholder.   A recipient of Options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate is issued to such recipient representing such shares.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued.

5.9           General Restrictions.   Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares issuable or transferable upon the exercise  thereof upon any securities exchange or under any state of federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue, transfer, or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

The Board or the Committee may, in connection with the granting of any Option, require the individual to whom the Option is to be granted to enter into an agreement with the Corporation stating that as a condition precedent to each exercise of the Option, in whole or in part, such individual shall if then required by the Corporation represent to the Corporation in writing that such exercise is for investment only and not with a view to distribution, and also setting forth such other terms and conditions as the Board or the Committee may prescribe.

5.10         Cancellation of Stock Appreciation Rights.   Upon exercise of all or a portion of an Option, the related Tandem Stock Appreciation Rights, if any, shall be cancelled with respect to an equal number of shares of Common Stock.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1           Grants of Stock Appreciation Rights.   Tandem Stock Appreciation Rights may be awarded by the Committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option.  Nontandem Stock Appreciation Rights may also be granted by the Committee at any time.  At the time of the grant of Nontandem Stock Appreciation Rights, the Committee shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in

Section 6.4 below.  The base price of any Nontandem Stock Appreciation Rights shall not be less than 100% of the Market Price of a share of Common Stock on the date of grant.  Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Committee shall determine.

6.2           Limitations on Exercise.   Tandem Stock Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the related Option).  Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be cancelled with respect to an equal number of shares of Common Stock.  Shares of Common Stock subject to Options, or portions thereof, surrendered upon the exercise of Tandem Stock Appreciation Rights shall not be available for subsequent awards under the Plan.  Nontandem Stock Appreciation Rights shall be exercisable during such period as the Committee shall determine.

6.3           Surrender or Exchange of Tandem Stock Appreciation Rights.   Tandem Stock Appreciation Rights shall entitle the recipient to surrender to the Corporation unexercised the related Option, or any portion thereof, and to receive from the Corporation in exchange therefor that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of  (i) the Market Price of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Rights are exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered.  Cash shall be delivered in lieu of any fractional shares.

6.4           Exercise of Nontandem Stock Appreciation Rights.   The exercise of Nontandem Stock Appreciation Rights shall entitle the recipient to receive from the Corporation that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of  (i) the Market Price of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Rights are exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Rights, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Rights, or the portion thereof being exercised.  Cash shall be delivered in Lieu of any fractional shares.

6.5           Settlement of Stock Appreciation Rights.   As soon as is reasonably practicable after the exercise of any Stock Appreciation Rights, the Corporation shall (i) issue, in the name of the recipient, stock certificates representing the total number of full shares of Common Stock to which the recipient is entitled pursuant to Section 6.3 or 6.4 hereof and cash in an amount equal to the Market Price, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Corporation to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Rights in cash pursuant to Section 6.6 hereof, deliver to the recipient an amount in cash equal to the Market Price, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

6.6           Cash Settlement.   The Committee, in its discretion, may cause the Corporation to settle all or any part of its obligation arising out of the exercise of Stock Appreciation Rights by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Market Price of such shares on the date of exercise.

ARTICLE 7

NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

No Option or Stock Appreciation Rights may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or Stock Appreciation Rights shall be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or Stock Appreciation Rights not specifically permitted herein shall be null and void and without effect.  An Option or Stock Appreciation Rights may be exercised by the recipient only during his or her lifetime, or following his or her death pursuant to Section 8.3 hereof.

Notwithstanding anything to the contrary in the preceding paragraph, the Committee may, in its sole discretion, cause the written agreement relating to any Non-qualified Stock Options or Stock Appreciation Rights granted hereunder to provide that the recipient of such Non-qualified Stock Options or Stock Appreciation Rights may transfer any of such Non-qualified Stock Options or Stock Appreciation Rights other than by will or the laws of descent and distribution in any manner authorized under applicable law; provided, however, that in no event may the Committee permit any transfers which would cause this Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the Act, or would cause any recipient of awards hereunder to fail to be entitled to the benefits Rule 16b-3 or other exemptive rules under Section 16 of the Act or be subject to liability thereunder.

ARTICLE 8

EFFECT OF TERMINATION OF EMPLOYMENT OR BOARD SERVICE, DISABILITY,
DEATH OR CHANGE IN CONTROL

8.1           General Rule.   In the event the employment or service on the Board of a recipient terminates for any reason (other than death or Disability), the Options or Stock Appreciation Rights granted to such recipient and which are exercisable as of the date of termination of employment may be so exercised within three (3) months after termination of employment or service on the Board, or such longer period as the Committee may determine and shall then terminate; provided, however, that in no event may such Options or Stock Appreciation Rights be exercised after their expiration date as established in accordance with the provisions of this Plan.  All Options and Stock Appreciation Rights which are not exercisable as of the date of the recipient’s termination of employment or service on the Board shall terminate as of such date.

Options and Stock Appreciation Rights shall not be affected by any change of employment or service on the Board so long as the recipient continues to be (i) employed by either the Corporation or a subsidiary or (ii) a member of the Board.  The Committee may, in its sole discretion, cause any Option or Stock Appreciation Rights to be forfeited upon an employee’s termination of employment or service on the Board if the employee or director was terminated or removed from the Board for one (or more) of the following reasons:  (i) the employee’s or director’s conviction, or plea of guilty or nolo contendere to the commission of a felony, (ii) the employee’s or director’s commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Corporation or a subsidiary, (iii) an act of dishonesty by the employee or director resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or a subsidiary, or (iv) any breach of the employee’s or director’s fiduciary duties to the Corporation as an employee or officer or director, as applicable.  It shall be within the sole discretion of the Committee to determine whether the employee’s or director’s termination was for one of the foregoing reasons, and the decision of the committee shall be final and conclusive.

8.2           Disability.   Except as expressly provided otherwise in the written agreement relating to any Option or Stock Appreciation Rights granted under the Plan, in the event of the Disability of a recipient of Options or Stock Appreciation Rights, the Options or Stock Appreciation Rights which are held by such recipient on the date of such Disability, whether or not otherwise exercisable on such date, shall be exercisable at any time until the expiration date of the Options or Stock Appreciation Rights; provided, however, that any Incentive Stock Option of such recipient shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the date of such Disability (or within one (1) year in the case of an employee who is “disabled” within the meaning of Section 22(e)(3) of the code).

“Disability” shall mean any termination of employment or service on the Board with the Corporation or a subsidiary because of a long-term or total disability, as determined by the Committee in its sole discretion.

8.3           Death.   In the event of the death of a recipient of Options or Stock Appreciation Rights while an employee or director of the Corporation or any subsidiary, Options or Stock Appreciation Rights which are held by such employee or director at the date of death, whether or not otherwise exercisable on the date of death, shall be exercisable by the beneficiary designated by the employee or director for such purpose (the “Designated Beneficiary”) or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the employee or director, by the employee’s or director’s personal representatives, heirs, or legatees at any time within three (3) years from the date of death (subject to limitation in Section 5.7 hereof), at which time such Options or Stock Appreciation Rights shall terminate; provided, however, that any Incentive Stock Option of such recipient shall no longer be treated as an Incentive Stock Option unless exercised  within three (3) months of the date of the recipient’s death.

In the event of the death of a recipient of Options or Stock Appreciation Rights following a termination of employment or service on the Board due to Disability, if such death occurs before the Options or Stock Appreciation Rights are exercised, the Options or Stock Appreciation Rights which are held by such recipient on the date of termination of employment or service on the Board, whether or not exercisable on such date, shall be exercisable by such recipient’s Designated Beneficiary, or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease such recipient, by such recipient’s personal representatives, heirs or legatees to the same extent such Options or Stock Appreciation Rights were exercisable by the recipient following such termination of employment or service on the Board.

8.4           Change in Control.   If so determined by the Committee at the time of grant, any Options or Stock Appreciation Rights may provide that they shall become immediately exercisable with respect to all of the shares subject to such Options or Stock Appreciation Rights: (a) immediately prior to (and in such manner as to enable the shares acquired on exercise to participate, in the same manner as other outstanding shares, in) the sale of the Corporation substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation, or otherwise), (b) immediately prior to the expiration of (and in such manner as to enable the shares acquired on exercise to participate, in the same manner as other outstanding shares, in) any tender offer or exchange offer for shares of Common Stock of the Corporation in which all holders of Common Stock are entitled to participate and (c) immediately after the first date on which twenty percent (20%) or more of the directors elected by shareholders to the Board are persons who were not nominated by management in the most recent proxy statement of the Corporation (each, a “Change in Control”).  Each Option or Stock Appreciation Right containing the foregoing provision shall also contain appropriate  provisions for notice by the Corporation so as to permit the recipient to obtain the benefit of the foregoing provision.

ARTICLE 9

RESTRICTED SHARES

9.1           Grant of Restricted Shares.   The Committee may from time to time cause the Corporation to grant Restricted Shares under the Plan to employees and directors, subject to such restrictions, conditions and other terms as the Committee may determine.

9.2           Restrictions.   At the time a grant of Restricted Shares is made, the Committee shall establish a period of time (the “Restricted Period”) applicable to such Restricted Shares.  Each grant of Restricted Shares may be subject to a different Restricted Period.  The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Shares.  The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares.  None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares.

9.3           Restricted Stock Certificates.   The Corporation shall issue, in the name of each employee and director to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to each employee and director, as soon as reasonably practicable after the grant.  The Corporation, at the direction of the Committee, shall hold such certificates, properly endorsed for transfer, for the employee’s or director’s benefit until such time as the Restricted Shares are forfeited to the Corporation, or the restrictions lapse.

9.4           Rights of Holders of Restricted Shares.   Holders of Restricted Shares shall not have the right to vote such shares or the right to receive any cash dividends with respect to such shares.  All distributions, if any, received by an employee or director with respect to Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article 9.

9.5           Forfeiture.   Any Restricted Shares granted to an employee or director pursuant to the Plan shall be forfeited if the employee terminates employment or the director terminates service on the Board with the Corporation or its subsidiaries prior to the expiration of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares.  Upon such forfeiture, the Restricted Shares that are forfeited shall be retained in the treasury of the Corporation and available for subsequent awards under the Plan, unless the Committee directs that such Restricted Shares be cancelled upon forfeiture.  If the employee’s employment or service on the Board terminates as a result of his or her Disability or death,

Restricted Shares of such employee or director shall be forfeited, unless the Committee, in its sole discretion, shall determine otherwise.

9.6           Delivery of Restricted Shares.   Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the recipient or the recipient’s beneficiary or estate, as the case may be.

ARTICLE 10

PERFORMANCE SHARES

10.1         Award of Performance Shares.   For each Performance Period (as defined in Section 10.2), Performance Shares may be granted under the Plan to such employees or directors of the Corporation and its subsidiaries as the Committee shall determine in its sole discretion.  Each Performance Share shall be deemed to be equivalent to one (1) share of Common Stock.  Performance Shares granted to an employee or director shall be credited to an account (a “Performance Share Account”) established and maintained for such employee or director.

10.2         Performance Period.   “Performance Period” shall mean such period of time shall be determined by the Committee in its sole discretion.  Different Performance Periods may be established for different employees or directors receiving Performance Shares.  Performance Periods may run consecutively or concurrently.

10.3         Right to Payments of Performance Shares.   With respect to each award of Performance Shares under the Plan, the Committee shall specify performance objectives (the “Performance Objectives”) which must be satisfied in order for the recipient to vest in the

Performance Shares which have been awarded to him or her for the Performance Period.  If the Performance Objectives established for a recipient for the Performance Period are partially but not fully met, the Committee may, nonetheless, in its sole discretion, determine that all or a portion of the Performance Shares have vested.  If the Performance Objectives for a Performance Period are exceeded, the Committee may, in its sole discretion, grant additional, fully vested Performance Shares to the recipient.  The Committee may, in its sole discretion, adjust the Performance Objectives of any Performance Shares to reflect extraordinary events, such as stock splits, recapitalizations, mergers, combinations, divestitures, spin-offs and the like.  The Committee may also determine, in its sole discretion, that Performance Shares awarded to an recipient shall become partially or fully vested upon the employee’s Disability or death, or upon the occurrence of a Change in Control, or upon the termination of the employee’s employment or the director’s service prior to the end of the Performance Period.

10.4         Payment for Performance Shares.   As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved (or partially achieved to the extent necessary to permit partial vesting at the discretion of the Committee pursuant to Section 10.3).  If the Performance Objectives for the Performance Period have been exceeded, the Committee shall determine whether additional Performance Shares shall be granted to the employee or director pursuant to Section 10.3.  As soon as reasonably practicable after such determinations, or at such later date as the Committee determine at the time of grant, the Corporation shall pay to the recipient an amount with respect to each vested Performance Share equal to the Market Price of a share of Common Stock on such payment date or, if the Committee shall so specify at the time of grant, an amount equal to (i) the Market Price of a share of Common Stock on the payment date less (ii) the Market Price of a share of Common Stock on the date of grant of the Performance Share.  Payment shall be made entirely in cash, entirely in Common Stock (including Restricted Shares) or in such combination of cash and Common Stock as the Committee shall determine in its sole discretion.

10.5         Voting and Dividend Rights.   Except as provided in Article 14 hereof, no recipient shall be entitled to any voting rights, to receive any cash dividends, or to have his or her Performance Share Account credited or increased as a result of any cash dividends or other distribution with respect to Common Stock.  Notwithstanding the foregoing, within sixty (60) days from the date of payment of a cash dividend by the Corporation on its shares of Common Stock, the Committee, in its sole discretion, may credit a recipient’s Performance Share Account with additional Performance Shares having an aggregate Market Price equal to the cash dividend per share paid on the Common Stock multiplied by the number of Performance Shares credited to his or her account at the time the cash dividend was declared.

10.6         Transferability.  None of the Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed at any time.

ARTICLE 11

PERFORMANCE UNITS

11.1         Award of Performance Units.   For each Performance Period (as defined in Section 10.2), Performance Units may be granted under the Plan to such employees or directors of the Corporation and its subsidiaries as the Committee shall determine in its sole discretion.  The award agreement covering such Performance Units shall specify a value for each Performance Unit or shall set forth a formula for determining the value of each Performance Unit at the time of payment (the “Ending Value”).  If necessary to make the calculation of the amount to be paid to the employee pursuant to Section 11.3, the Committee shall also state in the award agreement the initial value of each Performance Unit (the “Initial Value”).  Performance Units granted to an employee or director shall be credited to an account (a “Performance Unit Account”) established and maintained for such employee or director.

11.2         Right to Payment of Performance Units.   With respect to each award of Performance Units under the Plan, the Committee shall specify Performance Objectives which must be satisfied in order for the recipient to vest in the Performance Units which have been awarded to him or her for the Performance Period.  If the Performance Objectives established for a recipient for the Performance Period are partially but not fully met, the Committee may, nonetheless, in its sole discretion, determine that all or a portion of the Performance Units have vested.  If the Performance Objectives for a Performance Period are exceeded, the Committee may, in its sole discretion, grant additional, fully vested Performance Units to the recipient.  The Committee may, in its sole discretion, adjust the Performance Objectives or the Initial Value or Ending Value of any Performance Units to reflect extraordinary events, such as stock splits, recapitalizations, mergers, combinations, divestitures, spin-offs and the like.  The Committee may also determine, in its sole discretion, that Performance Units awarded to a recipient shall become partially or fully vested upon the employee’s termination of employment or the director’s termination of service due to Disability, death or otherwise, or upon the occurrence of a Change in Control.

11.3         Payment for Performance Units.   As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved  (or partially achieved to the extent necessary to permit partial vesting at the discretion of the Committee pursuant to Section 11.2).  If the

Performance Objectives for the Performance Period have been exceeded, the Committee shall determine whether additional Performance Units shall be granted to the recipient pursuant to Section 11.2.  As soon as reasonably practicable after such determinations, or at such later date as the Committee shall determine at the time of  the grant, the Corporation shall pay to the recipient an amount with respect to each vested Performance Unit equal to the Ending Value of the Performance Unit or, if the Committee shall so specify at the time of grant, an amount equal to (i) the Ending Value of the Performance Unit less (ii) the Initial Value of the Performance Unit.  Payment shall be made entirely in cash, entirely in Common Stock (including Restricted Shares) or in such combination of cash and Common Stock as the Committee shall determine in its sole discretion.

11.4         Transferability.   None of the Performance Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed at any time.

ARTICLE 12

UNRESTRICTED SHARES

12.1         Award of Unrestricted Shares.   The Committee may cause the Corporation to grant Unrestricted Shares to employees or directors at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine.  No payment shall be required for Unrestricted Shares.

12.2         Delivery of Unrestricted Shares.   The Corporation shall issue, in the name of each employee or director to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to the employee or director, and shall deliver such certificates to the employee or director as soon as reasonably practicable after the date of grant or on such later date as the Committee shall determine at the time of grant.

ARTICLE 13

CODE SECTION 162(m) PROVISIONS

13.1         Covered Employees.   Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Shares, Performance Shares or Performance Units are granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such Award, a Covered Employee, within the meaning of Section 162(m) of the Code, then the Committee may provide that this Article 13 is applicable to such Award.

13.2         Performance Criteria.   If the Committee determines that Restricted Shares, Performance Shares or Performance Units are intended to be subject to this Article 13, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; days sales outstanding; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Corporation; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.  Such performance goals also may be based solely by reference to the Corporation’s performance or the performance of a subsidiary, division, business segment or business unit of the Corporation, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.  Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

13.3         Adjustments.   Notwithstanding any provision of the Plan, with respect to any Restricted Shares, Performance Shares or Performance Units that are subject to this Article 13, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

13.4         Restrictions.   The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

13.5         Limitations on Grants to Individual Participants.   Subject to adjustment as provided in Article 14, no Participant may be granted (i) Options or Stock Appreciation Rights or (ii) Restricted Shares, Performance Shares and/or Performance Units that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares, in each case during any 12-month period with respect to more than 150,000 Shares in the aggregate (the “Limitations”).  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

ARTICLE 14

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to awards as the Committee deems equitable or appropriate to prevent dilution or enlargement of the rights of Participants under the Plan, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued as incentive stock options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding awards granted under the Plan

(including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate provided, however, that the number of Shares subject to any award shall always be a whole number.

ARTICLE 15

AMENDMENT AND TERMINATION

The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Corporation’s stockholders, except that any such increase or modifications that may result from adjustments authorized by Article 14 hereof shall not require stockholder approval.  If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination.  No suspension, termination, modification, or amendment of the Plan may, without the consent of the employee or director to whom an award shall theretofore have been granted, adversely affect the rights of such employee or director under such award.

ARTICLE 16

WRITTEN AGREEMENT

Each award of Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares shall be evidenced by a written agreement containing such restrictions, terms and conditions, if any, as the Committee may require.  In the Event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1         Tax Withholding.   The Corporation shall have the right to require recipients or their beneficiaries or legal representatives to remit to the Corporation an amount sufficient to satisfy Federal, state and local withholding requirements, or to deduct from all payments under the Plan, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to a recipient in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state and local withholding tax requirements.  The Corporation may, in its sole discretion, permit a recipient to satisfy his or her minimum tax withholding obligation either by (i) surrendering shares owned by the recipient or (ii) having the Corporation withhold from shares otherwise deliverable to the recipient.  Shares surrendered or withheld shall be valued at their Market Price as of the date on which income is required to be recognized for income tax purposes.

17.2         Compliance With Section 16(b).   In the case of employees or directors who are or may be subject to Section 16 of the Act, it is the intent of the Corporation that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of  Rule 16b-3, so that such persons will be entitled to the benefits of  Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder.  If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.  To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to employees or directors who are or may be subject to Section 16 of the Act.

17.3         Successors.   The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to all or substantially all or the assets and business of the Corporation.  In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction and subject to Article 15 hereof, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.

17.4         General Creditor Status.   Recipients shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any recipient or beneficiary or legal representative of such recipient.  To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.  All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such funds except as expressly set forth in the Plan.

17.5         No Right to Employment.   Nothing in the Plan or in any written agreement entered into pursuant to the Article 16 hereof, nor the grant of any awards, shall confer upon any employee or director any right to continue in the employ or service of the Corporation or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Corporation or a subsidiary to modify the terms of or terminate such employee’s employment or director’s service at any time.

17.6         Notices.   Notices required or permitted to be made under the Plan shall be sufficiently made if personally delivered to the recipient or sent by regular mail addressed (a) to the recipient at the recipient’s address as set forth in the books and records of the Corporation or its subsidiaries, or (b) to the Corporation or the Committee as the principal office of the Corporation clearly marked “Attention: Plan Administration Committee.”

17.7         Severability.   In the event that any provision in the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall not be construed and enforced as if the illegal or invalid provision had not been included.

17.8         Governing Law.   To the extent not preempted by Federal law, the Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law provisions thereof.

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ARTICLE 8 EFFECT OF TERMINATION OF EMPLOYMENT OR BOARD SERVICE, DISABILITY, DEATH OR CHANGE IN CONTROL		13

8.1	General Rule	13
8.2	Disability	14
8.3	Death	14
8.4	Change in Control	15

ARTICLE 9 RESTRICTED SHARES		16

9.1	Grant of Restricted Shares	16
9.2	Restrictions	16
9.3	Restricted Stock Certificates	17
9.4	Rights of Holders of Restricted Shares	17
9.5	Forfeiture	17
9.6	Delivery of Restricted Shares	18

ARTICLE 10 PERFORMANCE SHARES		18

10.1	Award of Performance Shares	18
10.2	Performance Period	18
10.3	Right to Payments of Performance Shares	18
10.4	Payment for Performance Shares	19
10.5	Voting and Dividend Rights	20
10.6	Transferability	20

ARTICLE 11 PERFORMANCE UNITS		20

11.1	Award of Performance Units	20
11.2	Right to Payment of Performance Units	21
11.3	Payment for Performance Units	21
11.4	Transferability	22

ARTICLE 12 UNRESTRICTED SHARES		22

12.1	Award of Unrestricted Shares	22
12.2	Delivery of Unrestricted Shares	22

ARTICLE 13 CODE SECTION 162(m) PROVISIONS		23

13.1	Covered Employees	23
13.2	Performance Criteria	23
13.3	Adjustments	24
13.4	Restrictions	25
13.5	Limitations on Grants to Individual Participants	25

ARTICLE 14 ADJUSTMENT UPON CHANGES IN CAPITALIZATION		25

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ARTICLE 15 AMENDMENT AND TERMINATION		26

ARTICLE 16 WRITTEN AGREEMENT		26

ARTICLE 17 MISCELLANEOUS PROVISIONS		27

17.1	Tax Withholding	27
17.2	Compliance With Section 16(b)	27
17.3	Successors	28
17.4	General Creditor Status	28
17.5	No Right to Employment	28
17.6	Notices	29
17.7	Severability	29
17.8	Governing Law	29

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